UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 10, 2007

BearingPoint, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-31451	22-3680505
(State or other jurisdiction	(Commission File Number)	(IRS Employer
Of incorporation)		Identification No.)
1676 International Drive
McLean, VA 22102
(Address of principal executive offices)
Registrant’s telephone number, including area code (703) 747-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(d) Election of Directors
On May 10, 2007, upon the recommendation of the Nominating and Corporate Governance Committee of the Board of Directors (the “Board”) of BearingPoint, Inc. (the “Company”), the Board elected Jill Kanin-Lovers as a Class III Director, until her term expires in 2009 and a successor has been duly elected and qualified, effective immediately. Ms. Kanin-Lovers also was appointed as a member of the Compensation Committee of the Board. Upon her election, Ms. Kanin-Lovers was granted stock options to purchase 15,000 shares of the Company’s common stock, pursuant to the Company’s Amended and Restated 2000 Long-Term Incentive Plan. The exercise price for such options are $7.15, and the options fully vest on the first anniversary date of the grant.
Item 5.05(a) Amendments to the Registrant’s Code of Ethics
On May 10, 2007, the Board approved the Standards of Business Conduct (the “SBC”), which will supersede the Company’s Code of Business Conduct and Ethics, effective as of May 31, 2007. The SBC was developed as part of the Company’s commitment to enhancing its culture of integrity and its corporate governance policies. As such, the SBC reflects changes in law and regulation, best practices and updates to the Company’s policies. The SBC contains new or enhanced policies and/or procedures relating to violations of the SBC, conflicts of interest (including those related to the giving and receiving of gifts and entertainment), financial disclosures, the importance of maintaining the confidentiality of Company, client and competitor information, data privacy and protection, Company property, investor and media relations, records management, and lobbying/political activities. The SBC applies to the Company’s principal executive officer, principal financial officer and principal accounting officer, as well as the Company’s directors and employees. The SBC will become effective as of May 31, 2007, and as of that date, will be available on the Company’s website, www.bearingpoint.com, under the “Investors” and “Corporate Governance” tabs.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 16, 2007	BearingPoint, Inc.
	By:	/s/ Judy A. Ethell
		Name:	Judy A. Ethell
		Title:	Chief Financial Officer

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